Fluorite Purchase Agreement

Contract No: JY-74-08

Date: April 23,2006

The Seller: Inner Mongolia Xiangzhen Fluorite Industrial Co., Ltd

The Buyer: Langfang Xinda Iron Alloy Co., Ltd.

Location: Langfang City of Hebei Province

Article 1: Commodity and Specification:

Category	Particle size (mm)	Unit	Price（Yuan/ton）	Quantity and time of delivery
				Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
fluorite	10-1000	ton	520 (Grade 85%)	600	1000	1000	600	600	600	600	600	600

Article 2: The quality standard:

The quality of fluorite:CaF2≥85%, SiO2≦18%,H2O≦6%,with the powder rate: 4%.

Article 3: Checking Standard:

The price of fluorite (grade: 85%) is 520 Yuan RMB per ton. If the CaF2 increases 1%, the price will be increased by 5 Yuan RMB/ton. The buyer can refuse to receive the goods if the content of CaF2 is less than 85% and SiO2 more than 20%. If the moisture exceeds the standard, the exceeding part must be deducted.

Article 4: Destination:

The goods is required to delivered by the special railway line of the Buyer

Article 5: Transportation and Fees:

The Seller is responsible for supplying the goods to Langfang Railway Station of Beijing Bureau.

Article 6: Terms of Assay and Acceptance:

The quality shall be determined according to the analysis of Buyer and the weight in accordance with the rail scale or truck scale. If the seller has disagreement on the check and acceptance, the seller can settle the matter in the buyer’s place within three days, otherwise the buyer has the right to make the treatment by himself. If there is some impurity in the fluorite, the buyer will deduct the quantity of the goods by three times of the impurity weight.

Article 7: Terms of Payments:

The buyer should prepay 50% of the payment when the buyer receives the railway bill and pay the remaining payment according to the bill of balance.

Article 8: Right of Credit and Debt:

The contract can not transfer without the agreement of the two parties. The debt and credit formed in the period of executing the contract cannot be transferred. The buyer shall not bear any legal responsibility of the third party.

Article 9: Both parties agree to attempt to resolve all disputes between the parties by amicable negotiation. If a dispute cannot be resolved in this manner to the satisfaction of the Seller and the Buyer, the case under disputes shall be submitted to the court of implement place for arbitration.

Article 10: The seller should provide invoice to the buyer in 15 days before the seller makes the settlement. If the transportation is made by railway, the railway fee should be paid by issuing the 13% value added tax except for the bill of railway.

Article 11: The only purpose of this contract is for settlement. The contract becomes effective after signed by the two parties. The unmentioned items of this contract can be settled through negotiations between both parties.

(Signature):

The Seller: Inner Mongolia Xiangzhen Fluorite Industrial Co., Ltd

Legal Representative: /s/

The Buyer: Langfang Xinda Iron Alloy Co., Ltd

Legal Representative: /s/